Exhibit 99.2

DIRECTORS STOCK OPTION PLAN

COMMUNITY BANKS, INC.

1.	Purpose of Plan

The purpose of this Plan is to enable Community Banks, Inc. (hereinafter referred to as the “Corporation”) to continue to attract and retain nonemployee Directors with outstanding abilities by making it possible for them to purchase shares of the Corporation’s Common Stock on terms which will give them a direct and continuing interest in the future success of the Corporation’s business.

2.	Definitions

“Corporation” means Community Banks, Inc., a Pennsylvania business corporation.

“Committee of the Board” means a committee established by the Board consisting of three or more members of the Board. The Personnel Committee may be this committee.

“Director” means a Director of the Corporation who is not regularly employed on a salary basis by the Corporation.

“Shares” means shares of Common Stock of the Corporation.

“Board” means the Board of Directors of the Corporation.

“Optionee” means a person to whom an option has been granted under this Plan which has not expired or been fully exercised or surrendered.

3.	Limits on Options

The total number of shares for which options may be granted under this Plan shall not exceed in the aggregate 200,000 shares. This number shall be appropriately adjusted if the number of issued shares shall be increased or reduced by change in par value, combination, or split-up, reclassification, distribution of a dividend payable in stock, or the like. The number of shares previously optioned and not theretofore delivered and the option prices therefor shall likewise be appropriately adjusted whenever the number of issued shares shall be increased or reduced by any such procedure after the date or dates on which such shares were optioned. Shares covered by options which have expired or which have been surrendered may again be optioned under this Plan.

4.	Adjustment of Options

The number of shares optioned from time to time to individual Optionees under the Plan, and the option prices therefor, shall be appropriately adjusted to reflect any changes in par value, combination, split-up, reclassification, distribution of dividend payable in stock, or the like.

5.	Granting of Options

The Board, or if the Board so determines, the Committee of the Board, is authorized to grant options to Directors pursuant to this Plan during the calendar year 2000 and in any calendar year thereafter to December 31, 2010, but not thereafter. The number of shares, if any, optioned in each year, the Directors to whom options are granted, and the number of shares optioned to each Director selected shall be wholly within the discretion of the Board or the Committee of the Board. However, no Director shall be awarded more options for more than 1,000 shares in any year. If the Board acts, however, it shall do so only upon the advice and recommendation of the Committee of the Board upon all matters relating to the granting of options and the administration of this Plan, including determination of the rights and obligations of the Optionees.

6.	Terms of Stock Options

The terms of stock options granted under this Plan shall be as follows:

(a) The option price shall be fixed by the Board or the Committee of the Board but shall in no event be less than 100% of the fair market value of the shares subject to the option on the date the option is granted.

(b) Options shall not be transferable otherwise than by will or by the laws of descent and distribution. No option shall be subject, in whole or in part, to attachment, execution or levy of any kind.

(c) Each option shall expire and all rights thereunder shall end ten (10) years after the date on which it was granted, subject in all cases to earlier expiration as provided in paragraphs (d), (e) and of this Section 6 in the event a Director ceases to serve as such or dies.

(d) During the lifetime of an Optionee, his option shall be exercisable only by him and only while a Director of the Corporation or within three (3) years after he otherwise ceases so to serve (but in any event not later than the end of the period specified in paragraph (c) of this, Section 6).

(e) If an Optionee dies within a period during which his option could have been exercised by him, his option may be exercised within three months after his death (but not later than the end of the period specified in paragraph (c) of this Section 6) by those entitled under his will or the laws of descent and distribution, but only if and to the extent the option was exercisable by him immediately prior to his death.

(f) If Optionee is removed as a Director for any of the reasons specified in Section 1726(b) of the Pennsylvania Business Corporation Law of 1988, all options theretofore granted to the Optionee preceding such removal shall be forfeited by Optionee and rendered unexercisable.

(g) Subject to the foregoing terms and to such additional or different terms regarding the exercise of the options as the Board or the Committee of the Board may fix at the time of grant, options may be exercised in whole or in part from time to time.

7.	Exercise of Options

No option granted under this Plan may be exercised before the first to occur of (i) one year from the date of option grant, and (ii) a Change in Control of the Corporation. Thereafter, options may be exercised in whole, or from time to time in part, for up to the total number of shares then subject to the option, less the number of shares previously purchased by exercise of the option.

8.	Change in Control

For the purposes of this Agreement, a Change in Control with respect to any Optionee shall be deemed to have occurred when any of the following events shall have occurred without the prior written consent of such Optionee:

(a) An acquisition by any “person” or “group” (as those terms are defined or used in Section 13 (d) of the Exchange Act, as enacted and in force on the date hereof) of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, as enacted and in force on the date hereof) of securities of the Corporation representing 24.99% or more of the combined voting power of the Corporation’s securities then outstanding;

(b) A merger, consolidation or other reorganization of the Corporation, except where the resulting entity is controlled, directly or indirectly, by the Corporation;

(c) A merger, consolidation or other reorganization of the Corporation, except where shareholders of the Corporation immediately prior to consummation of any such transaction continue to hold as least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after a transaction are former members of the Corporation’s Board of Directors;

(d) A sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation to another entity, except to an entity controlled, directly or indirectly, by the Corporation or a corporate division involving the Corporation;

(e) A contested proxy solicitation of the Corporation’s shareholders that results in the contesting party obtaining the ability to cast twenty-five percent (25%) or more of the votes entitled to be cast in an election of directors of the Corporation; or

(f) During any period of two (2) consecutive years during the term of this Agreement and any renewal hereof, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason (other than for health, disability or other medical incapacity or voluntary retirement) to constitute at least a majority thereof.

9.	Reorganization of the Corporation

In the event that the Corporation is succeeded by another corporation or bank in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the successor corporation or bank shall assume the outstanding options granted under this Plan or shall substitute new options for them.

10.	Delivery of Shares

No shares shall be delivered upon the exercise of an option until the option price has been paid in full in cash or, at the discretion of the Board or the Committee of the Board, in whole or in part in the Corporation’s Common Stock owned by the Optionee valued at fair market value on the date of exercise. If required by the Board, no shares will be delivered upon the exercise of an option until the Optionee has given the Corporation a satisfactory written statement that he is purchasing the shares for investment and not with a view to the sale or distribution of any such shares.

11.	Administration

The Board or the Committee of the Board may make such rules and regulations and establish such procedures as it deems appropriate for the administration of this Plan. In the event of a disagreement as to the interpretation of this Plan or any amendment thereto or any rule, regulation or procedure thereunder or as to any right or obligation arising from or related to this Plan, the decision of the Board or the Committee of the Board (excluding, however, the Director(s) affected by such dispute or disagreement) shall be final and binding upon all persons in interest, including the Corporation and its shareholders.

12.	Reservation of Shares

Shares delivered upon the exercise of an option shall, in the discretion of the Board or the Committee of the Board, be either shares heretofore or hereafter authorized and then unissued, or previously issued shares heretofore or hereafter acquired through purchase in the open market or otherwise, or some of each. The Corporation shall be under no obligation to reserve or to retain in its treasury any particular number of shares at any time, and no particular shares, whether unissued or held as treasury shares, shall be identified as those optioned under this Plan.

13.	Amendment of Plan

The Board may amend this Plan from time to time as it deems desirable.

14.	Termination of the Plan

The Board may, in its discretion, terminate this Plan at any time prior to December 31, 2010, but no such termination shall deprive Optionees of their rights under their options.

15.	Effective Date

This Plan shall become effective on January 2, 2000, and options hereunder may be granted at any time on or after that date.